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                                                                    EXHIBIT 10.1

                                                                    CONFIDENTIAL
                                   YAHOO! INC.

                             DISTRIBUTION AGREEMENT

         THIS DISTRIBUTION AGREEMENT (the "AGREEMENT") is made as of this 17th day of August 2000 (the "EFFECTIVE DATE") between Yahoo! Inc., a Delaware corporation, with offices at 3420 Central Expressway, Santa Clara, CA 95051 ("YAHOO"), and ZixIt Corporation, a Texas corporation, with offices at 2711 North Haskell Avenue LB 36, Dallas, Texas 75204 ("ZIXIT").

                                    RECITALS

A. WHEREAS, ZixIt provides an email encryption service and desires to offer such service to users directed from Yahoo's Web-based email service commonly referred to as "Yahoo! Mail;" and

B. WHEREAS, Yahoo desires to make the ZixIt service available to certain of its Yahoo! Mail users.

         In consideration of the mutual promises contained herein, the parties agree as follows:

SECTION 1. DEFINITIONS.

         Unless otherwise specified herein, capitalized terms used in this Agreement will have the meanings attributed to them in this Section 1.

         "CPM" means cost per 1,000 Impressions.

         "COMPOSE PAGE" means the Page on Yahoo Mail that is accessed by a personal computer where a user may compose an email message to be sent to a recipient at a particular email address.

         "CONFIDENTIAL INFORMATION" has the meaning set forth in Section 10.1.

         "DELIVERY FAILURE EMAIL" the email sent by ZixIt to a Sender in the event that the email address of the intended recipient of an email of Sender is invalid and which will not contain any branding, links, advertising, offers, or promotions of ZixIt or any third party. The Delivery Failure Email will solely be in the form and consist of the message as mutually agreed upon by the parties. The Delivery Failure Emails will, at Yahoo's election and in Yahoo's sole discretion, be branded with Yahoo trademarks, logos, service marks, trade dress, slogans, etc, or other brand features.

         "EMAIL" means an email composed by Sender that Sender elects to deliver to Recipient using the Secure Delivery Service.

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         "ENHANCEMENT" means any improvements, modifications, additional features or other changes to the Secure Delivery Service or other applicable services offered by ZixIt to its customers.

         "IMPRESSIONS" means the number of times an advertisement is displayed.

         "INTERNET" means the worldwide collection of computers, networks, infrastructure, connections and devices that can access, connect to, communicate with or transfer data to or from the worldwide collection of networks, including without limitation wireless networks, that is commonly referred to as the "Internet."

         "LAUNCH DATE" means the first date on which the Secure Delivery Service is generally made available to users of Yahoo Mail.

         "NET SALES" means the invoiced sales price of the Services, as applicable, billed to and collected from customers, less to the extent included in the invoiced sales price any sales, use, value-added and other direct taxes incurred.

         "NOTIFICATION EMAIL" means the single email sent by ZixIt to a Sender which notifies Sender that the Recipient has received the Email once a Recipient has entered their Pass Phrase to access the decrypted version of the Email sent by Sender and which will not contain any branding, links, advertising, offers, or promotions of ZixIt or any third party. The Notification Email will solely be in the form and consist of the message as mutually agreed upon by the parties. The Notification Emails will, at Yahoo's election and in Yahoo's sole discretion, be branded with Yahoo trademarks, logos, service marks, trade dress, slogans, etc, or other brand features.

         "PAGE" means any World Wide Web page (or, for on-line media other than Web sites, the equivalent unit of the relevant protocol).

         "PASS PHRASE" means the phrase a Recipient is asked to submit to ZixIt as part of the Secure Retrieval Process which will be retained by ZixIt and used to identify the particular Recipient as a User that is entitled to access Emails sent to a particular email address of Recipient.

         "RECIPIENT" the addressee(s) of an email that is sent by a Sender using the Secure Delivery Service.

         "RECIPIENT EMAIL" means the email sent to the email address of Recipient of a Sender's email that will not contain any branding, links, advertising, offers, or promotions of ZixIt or any third party. The Recipient Email will solely be in the form and consist of the message as mutually agreed upon by the parties. The Recipient Emails will, at Yahoo's election and in Yahoo's sole discretion, be branded with Yahoo trademarks, logos, service marks, trade dress, slogans, etc, or other brand features.

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         "RETRIEVAL PAGE" means any Page that is viewed by a Recipient in order to retrieve an email message sent by Sender (including, without limitation, any Page viewed in connection with (i) the entry of the Pass Phrase by Recipient in order to view the Email, (ii) the ZixIt Recipient Registration (to the extent that such page will be viewed by a Recipient that may have not registered for a Pass Phrase) and (iii) any Page at which a Recipient reads the email message sent by Sender). Retrieval Pages will not (a) frame other Web sites, (b) contain
links, advertising, offers, or promotions of any     *    for any product or
service that is     *     , (c) contain links, advertising, offers, or
promotions of any third party for any product or service that is      *      or
(d) contain content or links in pop-up browser windows for ZixIt or any third party. The Retrieval Pages will, at Yahoo's election and in Yahoo's sole discretion, be co-branded with Yahoo trademarks, logos, service marks, trade dress, slogans, etc, or other brand features.

         "SECURE DELIVERY SERVICE" means the service offered by ZixIt and developed in accordance with Section 5 below, which allows a User to have email messages composed on Yahoo Mail sent to ZixIt for encryption and delivered to the intended recipient by a Secure Retrieval Process.

         "SECURE RETRIEVAL PROCESS" means the process in which ZixIt sends a single Recipient Email to the email address of the intended recipient of a Sender's email that (1) notifies the Recipient that it has been sent an email message, (2) provides the Recipient with an url that links to a Retrieval Page at which the Recipient may (i) initiate the retrieval of the email message sent by Sender or (ii) register for a Pass Phrase in accordance with the ZixIt Recipient Registration if the Recipient does not already have a Pass Phrase.

         "SENDER" a person who uses Yahoo Mail to compose and send email messages using the Secure Delivery Service.

         "SERVICES" all products and services offered by or on behalf of ZixIt and ZixIt Affiliates.

         "TRUSTE LICENSEE PROGRAM REQUIREMENTS" means the program requirements set forth in the Truste License Agreement that is located at http://www.truste.com and maintained by Truste, an independent privacy policy certification service.

         "USERS" means users of the Secure Delivery Service, including the Sender and the Recipient.

         "YAHOO AFFILIATE" means any company or any other entity worldwide, including, without limitation, corporations, partnerships, joint ventures, and limited liability companies, in which Yahoo or a subsidiary or holding company of Yahoo owns at least a * ownership, equity, or financial interest, or
which owns at least a     *      ownership, equity, or financial interest in
Yahoo.

* Confidential portion omitted and filed separately with the Commission.

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         "YAHOO BRAND FEATURES" means the trademarks, service marks, logos and other distinctive brand features of Yahoo that are used in or relate to its business and are listed in Exhibit B.

         "YAHOO COMPETITOR" means the companies listed on Exhibit A, attached hereto, as amended by Yahoo from time to time with the approval of ZixIt, which will not be unreasonably withheld.

         "YAHOO MAIL" means Yahoo's free, proprietary Web-based email system targeted at United States consumer users, currently available on the Internet at http://mail.yahoo.com and commonly known as Yahoo! Mail, excluding all co-branded versions of such email system unless, Yahoo, in its sole discretion, elects to include such versions and any business or enterprise email system.

         "YAHOO PROPERTY" or "YAHOO PROPERTIES" means any or all of Yahoo's or Yahoo Affiliates' worldwide Internet properties, software, products, or services that are developed in whole or in part by or for Yahoo or Yahoo Affiliates and that are displayed on or which transfer data or communications to or from any device now known or later devised, including without limitation personal digital assistants and wireless devices.

         "ZIXIT AFFILIATE" means any company or any other entity worldwide, including, without limitation, corporations, partnerships, joint ventures, and limited liability companies, in which ZixIt or a subsidiary or holding company of ZixIt owns at least a fifty percent (50%) ownership, equity, or financial interest, or which owns at least a fifty percent ownership, equity, or financial interest in ZixIt.

         "ZIXIT BRAND FEATURES" means all trademarks, service marks, logos and other distinctive brand features of ZixIt that are described in Exhibit B and any other brand features that may be approved by ZixIt for use by Yahoo from time to time.

         "ZIXIT COMPETITORS" means the list of companies set forth in Exhibit C, attached hereto, as amended by ZixIt from time to time with the approval of Yahoo, which will not be unreasonably withheld.

         "ZIXIT RECIPIENT REGISTRATION" means the process by which a Recipient will be required to register a Pass Phrase with ZixIt that will be used to access the Email sent to Recipient from a Sender.

         "ZIXIT SERVER" means the server(s), hosted and maintained by (or on behalf of) ZixIt, as part of the Secure Delivery Service.

         "ZIXIT SITE" means the Internet site that is developed and maintained by or for ZixIt which hosts the Retrieval Pages and is currently located at the URL http://www.securedelivery.com and any successors thereto or replacements therefor.

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SECTION 2. LICENSE GRANTS.

         2.1 LICENSE TO YAHOO. Subject to the terms and conditions of this Agreement, ZixIt and the ZixIt Affiliates hereby grants to Yahoo a non-exclusive, worldwide license during the Term to use, reproduce and display the ZixIt Brand Features in connection with distributing, marketing, and promoting the Secure Delivery Service on the Yahoo Properties. Notwithstanding the foregoing, nothing in this Agreement is intended or may be construed to require Yahoo to market or promote the Secure Delivery Services.

         2.2 SUBLICENSE. Yahoo will be entitled to sublicense (i) the rights set forth in Section 2.1 to Yahoo Affiliates and (ii) in connection with any mirror site, derivative site, or distribution arrangement concerning a Yahoo Property. The rights set forth in Section 2.1 may not be otherwise sublicensed, transferred or delegated.

         2.3 LICENSE TO ZIXIT. Subject to the terms and conditions of this Agreement, Yahoo hereby grants to ZixIt and the ZixIt Affiliates a non-exclusive, nontransferable, nonsublicensable, worldwide license during the Term to use, reproduce and display the Yahoo Brand Features on the ZixIt Site or any other site approved in writing by Yahoo, solely in connection with the marketing and promotion of the Secure Delivery Service on Yahoo Mail; provided that in all cases each of ZixIt's use of the Yahoo Brand Features must be pre-approved by Yahoo, in its sole discretion, and must comply with Yahoo's Trademark Usage Guidelines set forth in Exhibit D, attached hereto. No Page in which the Yahoo Logo appears will contain (a) any links, advertising, offers, or
promotions of     *     for any product or service that is     *       , or
(b) any links, advertising, offers, or promotions of any third party for any
product or service that is     *     .

SECTION 3. DISTRIBUTION OF THE SERVICE

         3.1 GRANT OF RIGHTS. ZixIt hereby grants to Yahoo the right to offer the Secure Delivery Service to users of Yahoo Mail, in any media and by any means (including, without limitation, via the Internet), now known or later devised.

         3.2 YAHOO'S OBLIGATIONS. Yahoo agrees to make the Secure Delivery Service available to users of Yahoo Mail who access their Yahoo Mail accounts using a personal computer as follows:

         (a) Yahoo will make the Secure Delivery Service an option (a "Compose Page Option") on the Compose Page that users of Yahoo Mail may select to use by checking or clicking such option. The Compose Page Option for the Secure Delivery Service will be substantially in the form as set forth in Exhibit E, attached hereto;


* Confidential portion omitted and filed separately with the Commission.

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         (b) Yahoo reserves the right, in its sole discretion, to provide users of Yahoo Mail with such information relating to the Secure Delivery Service as Yahoo deems necessary or advisable as well as the option to cancel their selection of the Secure Delivery Service prior to sending their email to a ZixIt Server;

         (c) Yahoo will have sole control over, and the right to redesign or modify, at any time, the appearance, size, design, layout, features, look-and-feel, content and other elements of any and all (i) Pages on Yahoo Mail; provided, however, that the size, appearance and location of the Compose Page Option for the Secure Delivery Service as set forth in Exhibit E, will not be modified in such a manner that materially affects the prominence of such option to users of Yahoo Mail; (ii) Pages of the Yahoo Properties on which the Secure Delivery Service may be displayed and (iii) Retrieval Pages;

         (d) Yahoo will not be obligated to include the Secure Delivery Service in any version of Yahoo Mail that may be co-branded with a third party; and

         (e) Yahoo will establish a mutually agreeable secure connection (the "Secure Connection") to the ZixIt Server for the transmission of Emails to ZixIt.

         3.3 ZIXIT'S OBLIGATIONS. Subject to the terms and conditions of this Agreement, ZixIt will provide all users of Yahoo Mail who elect to use the Secure Delivery Service with the Secure Delivery Service as follows:

         (a) ZixIt will not charge any Senders for use of the Secure Delivery Service as set forth herein or any Recipient for the retrieval of Emails as provided by the Secure Delivery Service as set forth herein;

         (b) ZixIt will not charge Internet users to view the Retrieval Pages;

         (c) ZixIt will obtain any export licenses or other approvals that may be required for Yahoo to make available the Secure Delivery Service and Enhancements and for Senders and Recipients to use the Secure Delivery Service;

         (d) If Yahoo, chooses to upgrade the Secure Connection, ZixIt will likewise make any modifications and implement any upgrades necessary to maximize the performance capabilities of such upgrade to the Secure Connection; and

         (e) ZixIt will provide the Recipients of any Email, on the Retrieval Page at which a Recipient is able to read the decrypted version of the Email sent by Sender, with the sole mail functionality of sending a reply email (the "Reply Email") message solely to the Sender ("Original Sender") of the Email, in such form and manner that is satisfactory to Yahoo, in its sole discretion. Similar to an Email, the Reply Email will provide the Original Sender with the sole mail functionality of sending a reply email to the Recipient, and such reply functionality will be incorporated in all subsequent uses of this reply functionality (collectively, the "Subsequent Replies"). The Reply Email and all Subsequent Replies will be delivered to the

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applicable recipients using the Secure Retrieval Process and will be stored securely on the ZixIt Servers in accordance with this Agreement. The performance obligations of ZixIt under this Agreement with respect to Emails (including, without limitation those obligations set forth in Section 5.4 below), as applicable, will likewise apply to the Reply Emails and the Subsequent Replies, and ZixIt will be required to send a Notification Email, Recipient Email and Delivery Failure Email with respect to such Reply Emails and Subsequent Replies.

         3.4 EXCLUSIVITY.       *

         3.5     *      EXPANSION. Yahoo and ZixIt will use good faith efforts
to discuss the possibility of ZixIt's providing the Secure Delivery Service to Yahoo's free proprietary Web-based email systems that are targeted at * . Each party acknowledges that they are not obligated to enter into any agreement regarding such * services and that neither party will be liable to the other for the failure to do so.

         3.6 RIGHT OF FIRST PRESENTATION.       *

         3.7 INDEPENDENT DEVELOPMENT. Nothing in this Agreement is intended or may be construed to limit or prevent Yahoo's or Yahoo Affiliates' right or ability to create or have created an email encryption service and to provide such service to users of Yahoo Mail or any other Yahoo email system.

         3.9 NONCOMPETITION. During the Term, ZixIt will not offer       *     .

         3.10 ZIXIT GUARANTY OF AFFILIATES AND THIRD PARTY SUBCONTRACTORS. ZixIt will be responsible to Yahoo for all acts and omissions of ZixIt's and ZixIt Affiliates' employees, independent contractors, agents and employees, and other persons or entities performing any part of ZixIt's responsibilities under this Agreement for or on behalf of ZixIt. Any breach of this Agreement by any such persons or entities will be deemed to be a breach of this Agreement by ZixIt. In addition, ZixIt will provide Yahoo with the right to conduct technical audits of any ZixIt Affiliate that performs any part of ZixIt's responsibilities under this Agreement with one (1) business day's notice to ensure compliance with this Agreement.

SECTION 4. COMPENSATION

         4.1 SET UP FEE. As a one-time setup fee for the engineering, design, consultation, and development of the Secure Delivery Service, ZixIt will pay to Yahoo a non-refundable, non-creditable fee of * on or before the Effective Date.

         4.2 DISTRIBUTION FEE. In further consideration of Yahoo's performance
under this Agreement, ZixIt will pay Yahoo     *     in installments of such
amounts and on such dates as follows:


* Confidential portion omitted and filed separately with the Commission.



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
        Date Payment Due                Amount Paid to Yahoo
        ----------------                --------------------
              *                                  *
              *                                  *
              *                                  *
              *                                  *
              *                                  *
              *                                  *
              *                                  *

         4.3 ADVERTISING PURCHASE. In further consideration of the advertising
and promotional services provided by Yahoo, ZixIt will purchase      *      in
advertising from Yahoo, which is     *    with Yahoo, pursuant to that certain
Insertion Order dated as of the same date herewith between the same parties (the "Insertion Order") and attached hereto as Exhibit F. No Page on the ZixIt Site or any other Web site, in each case, linked to from any advertising run on the Yahoo Properties will contain (a) any links, advertising, offers, or
promotions of     *     for      *    , or (b) any links, advertising, offers,
or promotions of any third party for any product or service that is     *     .

         4.4 COMMISSIONS. During the Term, ZixIt agrees to pay Yahoo a
commission equal to     *     of the Net Sales of any Services sold by ZixIt and
ZixIt Affiliates and of any and all fees, commissions, compensation or other payments received by ZixIt and ZixIt Affiliates from their authorized sellers for the sale of any Services: (i) to any person or entity who in connection with registering for such Services provides an email address that incorporates the domain name "@yahoo.com," or (ii) to any person or entity as a result of any link, advertisement, promotion or offer that may be located on any Retrieval Page with the prior written approval of Yahoo, in its sole discretion.
Additionally, ZixIt agrees to pay to Yahoo a commission equal to        * (a) of
any Net Sales of any Services sold by ZixIt and ZixIt Affiliates from
advertisements placed on the Retrieval Pages    *    , including, without
limitation, affiliate marketing fee revenue or click-thru revenue ("Other Ads") and (b) of any and all fees, commissions, compensation or other payments received by ZixIt and ZixIt Affiliates from their authorized sellers for the sale of any Other Ads.

         4.5 ADVERTISING REVENUE SHARE. ZixIt agrees to pay to Yahoo a portion
of the     *     revenue received from all advertising displayed on the
Retrieval Pages. Such advertising revenue will be shared as follows:

     (a) for all advertising units displayed on the Retrieval Page (the "Ad
Units") which are sold at a cost of     *     , ZixIt will be entitled to keep
all revenue received from the purchase of such Ad Units.


* Confidential portion omitted and filed separately with the Commission.

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         (b) for each Ad Unit that is sold within the cost range of     *     ,
ZixIt will be entitled to keep an amount equal to      *     multiplied by the
      *      and ZixIt will pay to Yahoo      *     for such Ad Unit.

         (c) for each Ad Unit that is sold at a cost equal to       *      ,
ZixIt will pay to Yahoo     *     of all     *     revenue due and payable
from the sale of such Ad Unit.

         ZixIt will not be required to share in any advertising revenue pursuant
to this Section 4.5 that may be deemed as      *     run to promote     *
services or products.

         4.6 SERVICE SALES REPORTS. Within thirty (30) days after the end of each calendar quarter, ZixIt will provide an applicable report to Yahoo in reasonably specific detail showing the: (i) the gross sales of the Services (broken down by the type of Service) and advertisements (other than those covered by Section 4.5) sold by ZixIt, ZixIt Affiliates and any of their authorized sellers during such quarter, (ii) the purchase date for such Services and advertisements, (iii) the calculation of the Net Sales from such gross sales, and (iv) the calculation of the commission payable from such Net Sales. ZixIt will keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales of Services and such advertisements to enable the commissions payable hereunder to be determined.

         4.7 AD SALES REPORTS. Within thirty (30) days after the end of each calendar quarter, ZixIt will provide a report to Yahoo in reasonably specific detail showing the: (i) the gross sales of the Ad Units (broken down by CPM) sold by ZixIt, ZixIt Affiliates and any of their authorized sellers during such quarter, (ii) the purchase date for such Ad Units, and (iii) the calculation of the amount payable to Yahoo from such Ad Unit sales. ZixIt will keep complete and accurate records in sufficient detail to properly reflect all gross sales of Ad Units to enable the amount payable to Yahoo hereunder for the sale of Ad Units to be determined.

         4.8 PAYMENTS. Commissions shown to have accrued by each commission report provided under Section 4.6 above and advertising revenue share amounts shown to have accrued by each ad sales report provided under Section 4.7 above, will be due and payable on the date each such report is due. Payments, in whole or in part, may be made in advance of such due date.

          4.9 PAYMENT METHOD. All payments by ZixIt to Yahoo under this Agreement will be paid in United States dollars, and all such payments will be originated from a United States bank located in the United States and made by bank wire transfer in immediately available funds to Yahoo's main account at:


* Confidential portion omitted and filed separately with the Commission.

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

                  Yahoo's Bank Information:

         Institution Name:                  *
         Institution Address:               *
         ABA:                               *
         Beneficiary Name:                  *
         Beneficiary Account Number:        *

or such other account as specified by Yahoo. If ZixIt prefers to issue a check to Yahoo as opposed to the wire transfer, ZixIt should mail such payments to:
Accounts Receivable, Yahoo, 3420 Central Expressway, Santa Clara, CA 95051 for anticipated receipt on or before the date of the payment is due and payable.

         4.9 AUDITS.

             4.9.1 Upon      *     prior written notice by Yahoo and not
more than     *     in each    *    , ZixIt will permit an independent
certified public accounting firm of nationally recognized standing, selected by Yahoo and reasonably acceptable to ZixIt, at Yahoo's expense, to have access during normal business hours to such of the records of ZixIt, at such locations where such records reside, as may be reasonably necessary to verify the accuracy of the (a) commission reports, (b) ad sales reports or (c) any and all records that are relevant to any of the duties and responsibilities of
ZixIt hereunder for any year ending not more than     *    prior to the date
of such request. The accounting firm will disclose to Yahoo only whether the records are correct or not and the specific details concerning any discrepancies. No other information will be shared.

             4.9.2 If such accounting firm concludes that additional commissions or advertising revenue share amounts were owed during such period, ZixIt will pay the additional commissions or advertising revenue share amounts
within        *       of the date Yahoo delivers to ZixIt such accounting
firm's written report so concluding. The fees charged by such accounting firm will be paid by Yahoo; provided, however, if the audit discloses that the commissions or advertising revenue share amounts payable by ZixIt for the
audited period are       *      of the commissions or advertising revenue
share amounts, as applicable, actually paid for such period, then ZixIt will pay the reasonable fees and expenses charged by such accounting firm.

SECTION 5. THE SECURE DELIVERY SERVICE.

         5.1 DEVELOPMENT OF THE SECURE DELIVERY SERVICE. Promptly following the Execution Date, Yahoo and ZixIt will devote engineering resources to develop the Secure Delivery Services in accordance with specifications and timeframes to be mutually agreed upon by the parties. Yahoo and ZixIt will work together to conduct a series of beta tests of the Secure Delivery Service, and ZixIt will make commercially reasonable efforts to correct all problems that are revealed in the beta tests or that are identified by Yahoo. The Secure


* Confidential portion omitted and filed separately with the Commission.

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Delivery Services will be launched only upon Yahoo's approval, in its sole discretion, of the beta test results, such approval to not be unreasonably withheld.

         5.2 ENHANCEMENTS. ZixIt will provide Yahoo with reasonable prior notice of any Enhancements (but in any event no later than when ZixIt notifies any third party of such Enhancements) and will make Enhancements available to Yahoo and users of the Enhancements at no extra charge during the Term, unless such Enhancements are provided to other customers of ZixIt for a charge in which case ZixIt will provide such Enhancements to Yahoo and users of the Enhancements at
       * of ZixIt. If Yahoo decides, in its sole discretion, to add such Enhancements to the Secure Delivery Service, ZixIt will cooperate with Yahoo and provide all necessary technical assistance to Yahoo in order to allow Yahoo to implement any such Enhancements so that they are available to users of Yahoo Mail no later than when the Enhancements become available to other users of ZixIt's products and services.

         5.3 ACCESS TO ZIXIT SERVER BY YAHOO. During the Term, ZixIt will allow Yahoo access to ZixIt Servers as necessary to provide the Secure Delivery Service to Users.

         5.4 PERFORMANCE OF ZIXIT. ZixIt represents and warrants that the Secure Delivery Service will perform in accordance with the following specifications:

         (a) After Yahoo completes transmission of an Email (an "Accepted Email") to any ZixIt Server, ZixIt will either (i) securely store the Accepted
Email and attempt initial delivery of a Recipient Email within an      *
after the time the ZixIt Server receives the Accepted Email and will continue
to attempt delivery at reasonable intervals for up to     *      thereafter
until ZixIt has completed transmission thereof; provided, however, that if
ZixIt has not completed transmission of the Recipient Email after     *     of
the initial attempt ZixIt must deliver a Delivery Failure Email to Sender or
(ii) in the event that a delivery failure occurs with respect to such
Accepted Email, ZixIt will send a Delivery Failure Email to Sender within     *
      of receipt of the Accepted Email;

         (b) All Recipient Emails, Delivery Failure Emails and Notification Emails will (i) be sent to the correct email addresses, (ii) contain accurate information and (iii) not include any content not expressly provided for in this Agreement;

         (c) All access to Pages on the ZixIt Site used in connection with the receipt or provision of any personal information by a recipient, including, without limitation the Retrieval Pages, will be secured using the Secure Sockets Layer protocol;

         (d) Every Recipient Email will contain the correct url that will link to the Retrieval Page at which the recipient may initiate the retrieval of the correct Email sent by Sender to Recipient;


* Confidential portion omitted and filed separately with the Commission.

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         (e) All Emails (i) will be stored on ZixIt Servers in encrypted form using encryption systems mutually agreeable to both parties such that no person other than the Recipient will have access to such Email, (ii) will be retrievable only by the intended Recipients and (iii) will be deleted no later
than     *    after receipt of such Email by Zixit at a ZixIt Server;

         (f) ZixIt will not change any cryptographic algorithms used in connection with the Secure Delivery Service without the prior written approval of Yahoo;

         (g) No Emails and all message data contained therein will be lost and no data corruption will occur that would cause any Recipient to be unable to
access Recipient's Email for     *     after receipt by such Email by ZixIt.

         (h) The ZixIt Server is in operation and accessible by Yahoo 24 hours a
day, 7 days a week, with a monthly average of      *      server uptime;

         (i) The ZixIt Server, ZixIt Site, Retrieval Pages and ZixIt network
will be maintained to (a) handle     *     simultaneous HTTPS requests, (b)
have a minimum      *     uptime per calendar quarter of the Term (except for
planned downtime that may be required for system enhancements, upgrades or preventative maintenance) and (c) handle the transmission of no less than
      *      email messages per     *     for the first     *      of this
Agreement, subject to the maximum capacity of the Secure Connection and any upgrades thereto made by Yahoo and ZixIt ZixIt agrees to increase the capacity
of its system to handle more than * email messages per      *      as required
to handle the delivery of email messages from Yahoo to ZixIt.

         (j) The Secure Delivery Service will perform to no less than the same standards and in accordance with the specifications developed by the parties pursuant to Section 5.1 above but in no event will the performance of the Secure Delivery Service be of a level (with respect to speed, scale, accuracy and otherwise) that is less than that provided by any leading provider of email encryption and delivery service;

         (k) The Secure Delivery Services and Enhancements will permit law enforcement to obtain access to plaintext of encrypted data, so that the parties may comply with Title III of the Wiretap Act, the Communications Assistance to Law Enforcement Act, the Foreign Intelligence Surveillance Act, and any other federal, state and/or local laws, regulations, or requirements, including but not limited to court orders, requiring the parties to provide assistance to law enforcement acting under applicable legal authority, as may be applicable. Nothing in this Agreement is to be construed to concede that any or all of the foregoing statutes are applicable to ZixIt or Yahoo;


* Confidential portion omitted and filed separately with the Commission.

         (l) ZixIt will not make available to Recipients of any Email, on any Retrieval Page or otherwise, any mail functionalities (such as by way of example only and without limitation, "send," "reply to all" or "forward" functions) other than the limited ability to send a reply email message solely to the Sender of the Email.

         5.5 TECHNICAL SUPPORT. During the Term and upon Yahoo's request, ZixIt will provide to Yahoo, at no charge to Yahoo, technical support, including without limitation access to a group of engineers, database administrators and account managers contracted by or employed by ZixIt, to assist Yahoo in providing the Secure Delivery Service and any Enhancements to users of Yahoo Mail. ZixIt will also provide 24-hour access to a technical contact in the event of off-hour problems with the Secure Delivery Service.

         5.6 CUSTOMER SUPPORT. ZixIt will handle all customer support inquiries regarding the Secure Delivery Service, including those that Yahoo refers to ZixIt after initial contact with Yahoo, at no cost to Yahoo. ZixIt will provide 24 hour customer service support for all inquiries regarding the Secure Delivery Services in accordance with customer service guidelines to be mutually agreed upon by the parties. ZixIt will provide the following customer service information on the ZixIt Site and Retrieval Pages in a manner mutually agreed to by the parties: (i) an email address and other contact information which may include an 800/888 phone number, and (ii) information/guidelines on ZixIt's policy regarding disputes. ZixIt agrees that 100% of all customer care requests will receive responses within twenty-four hours.

         5.7 RESTRICTIONS UPON SOLICITATION OF USER DATA. At no time and under no circumstance will ZixIt require, request or solicit, either directly or indirectly, Users of the Secure Delivery Service (including all Enhancements thereto) to register with or otherwise provide any personal information to ZixIt as a part of using the Secure Delivery Service, except that which is minimally necessary to provide the Secure Delivery Service. All information collected by ZixIt in support of Users as a part of the Secure Delivery Service, other than the Pass Phrase chosen by Recipients and their email addresses during the ZixIt Recipient Registration, will be promptly deleted from ZixIt's internal records
upon the later of (a)      *     following first receipt of such information,
or (b) the end of the time required to sufficiently resolve or handle the User's support issue(s). Notwithstanding the foregoing, ZixIt acknowledges and agrees that it may not, and it may not authorize or encourage any third party to employ, or assist any third party in employing, any device or technology to monitor Users' use of the Secure Delivery Service or otherwise track any User's use of any Yahoo Property. Neither ZixIt, nor any third party may copy, archive, register, record or use, electronically or otherwise, the personally identifiable information of Users who access the Secure Delivery Service, except as necessary to provide the Secure Delivery Service to Users in accordance with the terms and conditions of this Agreement. Further ZixIt will not gather demographic information as part of the customer service process or any follow up
(a) beyond that required to respond to a User's specific support inquiry, (b) concerning a User's use of the Yahoo's services, products, software, or Web sites, or (c) on behalf of, or for transmission to, any third party, including (without limitation) any Yahoo Competitor.

* Confidential portion omitted and filed separately with the Commission.

         5.8 TARGETING. ZixIt agrees that it will not target advertisements, promotions, or marketing to Users based on the Users' use of the Secure Delivery Services. In addition, ZixIt agrees it will not identify Users, whether directly or indirectly, to any third party as customers of Yahoo.

SECTION 6. WARRANTIES; INDEMNIFICATION.

         6.1 ZIXIT WARRANTIES. ZixIt represents and warrants to Yahoo that (a) ZixIt has the full power to enter into this Agreement and to perform its obligations hereunder; (b) that the ZixIt Brand Features are owned by or licensed to ZixIt; (c) ZixIt has not previously granted and will not grant any rights in the Secure Delivery Service or ZixIt Brand Features that are inconsistent with the rights and licenses granted to Yahoo herein; (d) the execution and delivery of this Agreement and the performance of ZixIt's obligations hereunder do not conflict with, or constitute a default under, any contractual obligation of ZixIt; and (e) ZixIt has no knowledge of any claim alleging, or any basis for any allegation, that the Secure Delivery Service or ZixIt Brand Features infringe or misappropriate any third party's rights.

         6.2 PERFORMANCE WARRANTIES. ZixIt represents and warrants to Yahoo that the Secure Delivery Service (a) will perform as well as and with the same level of security as any similar service that is generally available and (b) that all aspects of the Secure Delivery Service will be in accordance with all applicable laws and regulations.

         6.3 COMPLIANCE. ZixIt will ensure that the Secure Delivery Service and its performance under this Agreement complies with Title III of the Wiretap Act, the Communications Assistance to Law Enforcement Act, the Foreign Intelligence Surveillance Act, and any other federal, state and/or local laws, regulations, or requirements, including but not limited to court orders, requiring the parties to provide assistance to law enforcement acting under applicable legal authority.

         6.4 ZIXIT INDEMNIFICATION. ZixIt, at its own expense, will indemnify, defend and hold harmless Yahoo, Yahoo Affiliates and their respective directors, trustees, officers, employees, representatives and agents and the successors and assigns of any of the foregoing (collectively, the "Indemnified Parties"), against any costs, liabilities, damages, and expenses (including, reasonable attorneys' fees and costs) arising out of any claim, suit, action, or other proceeding brought against any Indemnified Parties based on or arising out this Agreement, including but not limited to claims against the Indemnified Parties by law enforcement relating to Section 5.4(k) hereof and any allegation that the ZixIt Brand Features infringe any patent, copyright, trademark, trade secret or other proprietary or contractual rights, whether foreign or domestic, of any third party; provided, however, that in any such case: (x) Yahoo provides ZixIt with prompt notice of any such claim, and (y) Yahoo permits ZixIt to assume and control the defense of such claim at ZixIt's sole expense, with counsel chosen by ZixIt (which will be reasonably acceptable to Yahoo). In the event ZixIt elects to assume and control the defense of any such claim, Yahoo will have the right in its sole discretion, to be represented by independent counsel of Yahoo's own selection at its sole expense; provided, however, that the expenses of such independent counsel will be paid by ZixIt if representation of Yahoo by counsel retained by ZixIt would be inappropriate due to actual or reasonably expected potential differing interests between Yahoo and any other party represented by counsel in such claim. ZixIt will not enter into any settlement or compromise of any such claim without Yahoo's prior written consent, which consent will not be unreasonably withheld.

         6.5 YAHOO INDEMNITY. Subject to the provisions of Section 6.6, Yahoo will at its sole expense indemnify, defend and hold harmless ZixIt, ZixIt Affiliates and their respective directors, trustees, officers, employees, representatives and agents, and the successors and assigns of any of the foregoing from all claims, demands, liabilities, damages and expenses (including attorneys' fees and costs) arising out of any claim or allegation that any of the Yahoo Brand Features infringes any patent, copyright, trademark, trade secret or other proprietary or contractual rights, whether foreign or domestic, of any third party; provided, however, that in any such case: (x) ZixIt provides Yahoo with prompt notice of any such claim, and (y) ZixIt permits Yahoo to assume and control the defense of such claim at Yahoo's sole expense, with counsel chosen by Yahoo (which will be reasonably acceptable to ZixIt). In the event Yahoo elects to assume and control the defense of any such claim, ZixIt will have the right in its sole discretion, to be represented by independent counsel of ZixIt's own selection at its sole expense; provided, however, that the expenses of such independent counsel will be paid by Yahoo if representation of ZixIt by counsel retained by Yahoo would be inappropriate due to actual or reasonably expected potential differing interests between ZixIt and any other party represented by counsel in such claim. Yahoo will not enter into any settlement or compromise of any such claim without ZixIt's prior written consent, which consent will not be unreasonably withheld.

6.6 CERTAIN EXCEPTIONS. Yahoo will have no liability to ZixIt under Section 6.5 or otherwise for any action or claim alleging infringement or misappropriation based upon any use of the Yahoo Brand Features in a manner other than as authorized by this Agreement.

SECTION 7. LIMITATION OF LIABILITY.

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY OR ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY OR LIMITATION OF LIABILITY:

(I) EXCEPT FOR INDEMNIFICATION AS PROVIDED IN SECTION 6, UNDER NO CIRCUMSTANCES WILL ZIXIT, YAHOO, OR ANY AFFILIATE BE LIABLE TO ANY OTHER PARTY FOR ANY LOST PROFITS OR LOST REVENUE WHETHER SUCH ARE CONSTRUED AS DIRECT OR CONSEQUENTIAL DAMAGES, OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES ARISING FROM THIS AGREEMENT, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS; AND

(II) EXCEPT FOR PAYMENTS AS PROVIDED IN SECTION 4 AND INDEMNIFICATION AS PROVIDED IN SECTION 6, NEITHER PARTY'S AGGREGATE LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT UNDER ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT OR OTHERWISE) WILL EXCEED AN AMOUNT EQUAL TO $500,000.

EACH PARTY ACKNOWLEDGES THAT THE MUTUAL PROMISES CONTAINED IN THIS SECTION 7 REFLECT THE ALLOCATION OF RISK SET FORTH IN THIS AGREEMENT AND THAT EACH PARTY WOULD NOT ENTER INTO THIS AGREEMENT WITHOUT THESE LIMITATIONS ON LIABILITY.

SECTION 8. TERM AND TERMINATION.

         8.1 TERM. The term ("Term") of this Agreement will begin on the Effective Date and will, unless sooner terminated as provided below or as
otherwise agreed, remain effective until the     *     anniversary of the
Launch Date.

         8.2 TERMINATION FOR CAUSE. Notwithstanding the foregoing, this Agreement may be terminated by a party immediately upon notice to the other party if the other party: (a) becomes insolvent; (b) files a petition in bankruptcy; (c) makes an assignment for the benefit of its creditors; (d) breaches in any material way Section 5.4 ("Performance of ZixIt"), 6.2 ("Performance Warranties"), 5.8 ("Targeting"), 6.3 ("Compliance"), 10 ("Confidential Information"), or 12 ("Privacy"), (e) fails to make any payments when due under this Agreement or the Insertion Order which is not cured within
       * after written notice by Yahoo of such breach, or (f) materially breaches any of its obligations under this Agreement or the Insertion Order,
which breach is not remedied within      *     . For purposes of this Section
8.2, any breach by ZixIt of Sections 5.3 ("Access to ZixIt Server by Yahoo"),
5.6 ("Customer Support"), and 5.7 ("Solicitation of User Data"), will, without limitation, be deemed a "material breach" of ZixIt's obligations.

         8.3 EFFECT OF TERMINATION. Any termination pursuant to this Section 8 will be without any liability or obligation of the terminating party, other than with respect to any breach of this Agreement prior to termination. In addition to those provisions that state in their terms that they survive termination, Sections 5.6, 5.7, 5.8, 6, 7, 8.3, 9, 10, 11, 12, and 13 will survive the termination of the Term. The provisions of Section 4.9 ("Audits") will survive
for a period of      *      following the termination of the Term. Accrued
payment obligations and the obligation to report with regard to such obligations will survive. Upon any termination of the Term, each party will promptly return to the other, all copies in its possession of the Confidential Information of the other party.


* Confidential portion omitted and filed separately with the Commission.

SECTION 9. OWNERSHIP.

         9.1 BY ZIXIT. Yahoo acknowledges and agrees that: (i) as between ZixIt on the one hand, and Yahoo on the other, ZixIt and ZixIt Affiliates or its suppliers own all right, title and interest in the ZixIt Brand Features; (ii) nothing in this Agreement will confer in Yahoo or an Affiliate any right of ownership in the ZixIt Brand Features.

         9.2 BY YAHOO. ZixIt acknowledges and agrees that: (i) as between ZixIt on the one hand, and Yahoo and Yahoo Affiliates on the other, Yahoo or Yahoo Affiliates own all right, title and interest in any Yahoo Property, including without limitation Yahoo Mail, (except for the ZixIt Brand Features if found therein); and (ii) nothing in this Agreement will confer in ZixIt any license or right of ownership in the Yahoo Properties, or Yahoo Mail (except for ZixIt Brand Features, if found therein). No licenses are granted by Yahoo in this Agreement, except as expressly stated herein.

SECTION 10. CONFIDENTIAL INFORMATION.

         10.1 CONFIDENTIAL INFORMATION. "Confidential Information" of a party means any information disclosed by that party to the other pursuant to this Agreement which is in written, machine readable or other tangible form and is marked "Confidential," "Proprietary" or in some other manner to indicate its confidential nature. Confidential Information may also include oral information disclosed by one party to the other pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and is reduced to writing by the disclosing party within a reasonable time (not to exceed thirty (30) days) after its oral disclosure, and such writing is marked in a manner to indicate its confidential nature and delivered to the receiving party.

         10.2 NONDISCLOSURE. Each party will treat as confidential all Confidential Information of the other party, will not use such Confidential Information except as set forth herein, and will use reasonable efforts not to disclose such Confidential Information to any third party. Without limiting the foregoing, each of the parties will use at least the same degree of care that it uses to prevent the disclosure of its own confidential information of like importance, but in no event less than reasonable care, to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement. Each party will promptly notify the other party of any actual or suspected misuse or unauthorized disclosure of the other party's Confidential Information. Notwithstanding the above, neither party will have liability to the other with regard to any Confidential Information of the other which (a) was publicly disclosed or in the public domain at the time it was disclosed or has entered the public domain through no fault of the receiving party; (b) was known to the receiving party, without restriction, at the time of disclosure; (c) is disclosed with the prior written approval of the other party; (d) was independently developed by the receiving party without any use of the disclosing party's Confidential Information; (e) became known to the receiving party, without restriction, from a source other than the disclosing party, without breach of this Agreement by the receiving party and otherwise not in violation of the disclosing party's rights; or (f) is disclosed generally to third parties by the disclosing party without restrictions similar to those contained in this Agreement. A party may disclose the Confidential Information of the other party (A) to those of its agents or employees who need to know such Confidential Information and who have agreed previously, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms substantially similar to those of this Section 10, or (B) to the extent required by the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the receiving party will provide prompt notice thereof to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent or restrict such disclosure.

         10.3 AGREEMENT TERMS. ZixIt and Yahoo will not disclose this Agreement or any of its terms to any third party except as required by law, rule or regulation and in accordance with the following. If this Agreement or any of its terms must be disclosed by ZixIt or Yahoo under any law, rule or regulation, the other party must (to the extent legally permitted) (i) give written notice of the intended disclosure at least five (5) days in advance of the date of disclosure, (ii) permit the party that seeks to prevent disclosure to redact portions of this Agreement to the fullest extent permitted under any applicable laws, rules and regulations, and (iii) permit the party that seeks to prevent disclosure to submit a request, to be agreed upon, that such portions and other provisions of this Agreement requested by the other party receive confidential treatment under the laws, rules and regulations of the body or tribunal to which disclosure is being made or otherwise be held in the strictest confidence to the fullest extent permitted under the laws, rules or regulations of any other applicable governing body. Notwithstanding the foregoing, each party may disclose this Agreement and its terms, in confidence, to its officers, directors, accountants, attorneys, actual and potential investors and financing sources without having to obtain the other party's consent, provided that each such person is bound by a written confidentiality agreement containing provisions no less restrictive than those contained herein or is otherwise bound by legal fiduciary obligations of confidentiality.

SECTION 11. PUBLIC ANNOUNCEMENTS; FILING WITH SEC.

         11.1 PUBLIC ANNOUNCEMENTS. The parties will cooperate to create any and all appropriate public announcements relating to the relationship set forth in this Agreement. Subject to this Section 11.1, each party will have the right to issue press releases about the relationship between the parties; provided, however, that neither party will make any public announcement or other public communication regarding the existence or content of this Agreement or any relationship between the parties without the other party's prior written approval. Each party agrees to provide the other in advance with a written copy of each proposed press release or public announcement and to include changes required by the other party (or, if such changes are not made, to not issue the release). A party will use reasonable efforts to comment upon a proposed press release of the other party within five (5) business days after receipt of such proposal. No party may publish or otherwise disseminate a press release without the prior written approval of the other party. In no event will ZixIt imply or state to any person or entity that it is sponsored by, funded by, or in any way associated with Yahoo other than as expressly authorized by Yahoo pursuant to this Section 11.1.

         11.2 FILINGS WITH THE SEC. In the event that either party elects to file this Agreement with the Securities and Exchange Commission (the "Filing Party"), the Filing Party will provide to the other party, no less than five (5) business days before the expected date of the filing (the "Filing Date"), a copy of the Agreement marked to show the sections on which the Filing Party plans to seek confidential treatment. The Filing Party agrees to expand its confidential treatment request to include those provisions of this Agreement reasonably indicated by the other party to the Filing Party before the Filing Date as terms on which the other party requests confidential treatment. Any failure to comply with the previous two sentences will be considered a material breach of this Agreement by the Filing Party.

SECTION 12. PRIVACY.

         12.1 USER DATA, COMPLIANCE WITH PRIVACY AND USER DATA LAWS AND TRUSTE LICENSEE. All information and data provided to ZixIt on the ZixIt Site or otherwise collected by ZixIt relating to user activity on the ZixIt Site will be retained by and owned solely by ZixIt. ZixIt will not use personally identifying user information collected in connection with this Agreement for the transmission of "junk e-mail" or "SPAM" or any other unsolicited mass distribution of information. ZixIt agrees that it will not, without Yahoo's prior written consent: (a) require Users to register for or subscribe to any of ZixIt's or any other entity's services, mailing lists, or newsgroups, (b) require Users to provide any information about their use of any Yahoo product or service, (c) collect any information from a User without presenting them with the opportunity to opt in to the collection of the information after (1) informing them about how the information will be used and to whom it will be provided, and (2) affording them instructions about how to voluntarily remove themselves, or their information, from ZixIt's database at any time. ZixIt represents and warrants that the Secure Delivery Service, the Secure Retrieval Process and all activities concerning data collected by ZixIt during Users' use of the Secure Delivery Service (whether provided by Users or generated in connection with their use of the Secure Delivery Service or ZixIt's e-commerce services including the ZixIt Site), including but not limited to subsequent uses by ZixIt of this data, will comply with all applicable privacy and consumer protection laws of the United States and all applicable TrustE Licensee Program Requirements as well.

         12.2 COMMUNICATION WITH USERS. ZixIt and ZixIt Affiliates may not communicate with users of the Secure Delivery Service (in their capacity as users of the Security Delivery Service), whether Sender or Recipient, in any manner other than by delivering such emails to Sender and Recipients as specified in this Agreement or in responding to a support question initiated by a User, subject to the restrictions outlined above.

SECTION 13. NOTICE; MISCELLANEOUS PROVISIONS.

         13.1 NOTICES. Notices and demands of any kind that a party is required to serve or desires to serve upon the other will be sent in writing and will be deemed received on the day sent if transmitted via electronic mail, telegram, or confirmed facsimile (confirmed by concurrent written notice sent first class U.S. mail, postage prepaid to Yahoo or ZixIt at their principal places of business with a copy to their respective general counsels), or if sent by U.S. mail or courier with return receipt requested, upon execution of the receipt, or within 5 days of the day sent if transmitted by any other method. Notices sent to either party will be directed to them at the address provided below. Either party may change its contact person for purposes of notice by sending the other party the name of its new designate in writing.

         If to Yahoo:

                  Yahoo! Inc.
                  3420 Central Expressway, Suite 200
                  Santa Clara, CA  95051
                  Phone:            *
                  Fax:              *
                  Attn:             *
                  Copy:             *

         If to ZixIt:

                  ZixIt Corporation.
                  2711 North Haskell Avenue LB 36, Suite 2850
                  Dallas, Texas 75204
                  Phone:            *
                  Fax:              *
                  Attn:             *

         13.2 GOVERNING LAW. This Agreement will be governed by and construed under California law, without regard to the conflict of laws principles thereof. The parties hereby consent to venue in and the exclusive jurisdiction of the state and federal courts located in Santa Clara County, California.

         13.3 ASSIGNMENT OR DELEGATION. Neither party may assign, delegate, or otherwise transfer (whether by operation of law or otherwise) this Agreement or any or all of its rights or obligations under this Agreement without an express written and signed approval of an authorized representative of the other party. Notwithstanding the foregoing, Yahoo may assign this Agreement without the written consent of ZixIt to any third party which succeeds to or acquires all or substantially all of the assets and business of the assigning party relating to this Agreement. Any attempted assignment or delegation in contravention of this
Section 13.3 will be null and void. This Agreement will bind and inure to the benefit of the parties, their successors, and permitted assigns or delegates.

         13.4 RELATIONSHIP OF THE PARTIES. The parties acknowledge and agree that they are dealing with each other as independent contractors. Neither this Agreement, nor any terms and conditions contained in this Agreement may be construed as creating or constituting an employee-employer relationship, a partnership, a joint venture or an agency between ZixIt and

* Confidential portion omitted and filed separately with the Commission.

Yahoo. Neither ZixIt nor Yahoo may bind the other in contracts with third parties or make promises or representations on behalf of the other party without a signed written consent, and employees and agents of one party are not for any purpose employees or agents of the other. Neither party owes the other party or any third party any compensation for performing the actions contemplated by this Agreement, except as expressly set forth in this Agreement.

         13.5 SEVERABILITY. If any provision or part of a provision in this Agreement is held to be illegal, invalid, or unenforceable by a court or other decision making authority of competent jurisdiction, then the remainder of the provision will be enforced so as to effect the intention of the parties, and the validity and enforceability of all other provisions in the Agreement will not be affected or impaired.

         13.6 NO GENERAL WAIVER. Waiver of any one default will not waive subsequent defaults of the same or different kind, and no failure of either party to exercise or enforce any of its rights under this Agreement will act as a waiver of such rights.

         13.7 FULL AND COMPLETE AGREEMENT. This Agreement and its Exhibits are the complete and exclusive agreement between the parties with respect to the subject matter contemplated by this Agreement, superseding and replacing any and all prior or contemporaneous agreements, communications, and understandings, both written and oral, regarding the subject matter of this Agreement, including without limitation the non-binding Letter of Intent between the parties dated August 4, 2000.

         13.8 AMENDMENTS. Unless otherwise expressly provided herein, this Agreement may be amended, or any rights under it waived, only by a written agreement signed by authorized representatives of both parties.

         13.9 HEADINGS FOR CONVENIENCE ONLY. The section headings used in this Agreement are intended for convenience only. They are not intended by either party to have any interpretive significance and may not be used in interpreting this Agreement.

         13.10 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Notwithstanding the foregoing, the parties will deliver original execution copies of this Agreement to one another as soon as practicable following execution.

                   [REST OF PAGE IS INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.


YAHOO! INC.                                      ZIXIT CORPORATION

By:                   *                          By:              *
    --------------------------------------           ---------------------------

Title:                *                          Title:           *
       -----------------------------------              ------------------------

Address: 3420 Central Expressway                  Address: 2711 North Haskell
         Santa Clara, CA 95051                             Avenue
                                                           LB 36, Suite 2850
                                                           Dallas, Texas 75204